EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the shares of Provident Financial Group, Inc. Common Stock to be issued under the Glenway Financial Corporation 1990 Stock Option and Incentive Plan, the Fidelity Federal Savings Bank 1992 Stock Incentive Plan, the Fidelity Financial of Ohio, Inc. 1997 Stock Option Plan, the OHSL Financial Corp. 1992 Stock Option and Incentive Plan and the Provident Financial Group, Inc. 2000 Employee Stock Option Plan of our report dated January 19, 1999, with respect to the consolidated financial statements of Provident Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young, LLP
                                              Ernst & Young, LLP


Cincinnati, Ohio
February 9, 2000